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                                                                     Exhibit 4.3


                                March 18, 1998


Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois  60196


Ladies and Gentlemen:

     Pursuant to a Tender Agreement (the "Tender Agreement") between Motorola, Inc. ("Motorola") and NetSpeak Corporation ("NetSpeak") and certain Common Stock Purchase Agreements between Motorola and certain executive officers of NetSpeak, of even date herewith, Motorola has agreed to seek to increase its equity interest in NetSpeak (the "Transaction"). In connection with the Transaction, the parties hereto agree as follows:

     1. Effective upon closing of the Transaction (the "Closing"), the Board of Directors (the "Board") of NetSpeak shall be expanded and an additional designee of Motorola reasonably satisfactory to NetSpeak (in addition to its present designee) shall be appointed to the Board within ten days of the Closing. In addition, if at any time after Closing, Motorola shall beneficially own more than 26% of NetSpeak's outstanding common stock, par value $.01 per share, on a fully diluted basis (the "Outstanding Stock"), Motorola shall have the right to designate a third designee to the Board who shall be reasonably satisfactory to NetSpeak. At each subsequent annual or special meeting of shareholders of NetSpeak at which directors are to be elected, NetSpeak shall nominate and use its best efforts to cause Motorola nominees to be elected. Motorola's rights under this paragraph 1 shall continue until Motorola beneficially owns less than 7% of the Outstanding Stock; provided, however, that at such time that Motorola beneficially owns less than 26% but more than or equal to 7% of the Outstanding Stock, it shall have the right to designate two nominees to the Board. The foregoing assumes that the Board is comprised of ten members. Accordingly, if at any time while this letter agreement is in effect, the Board shall have more than ten members, Motorola shall have the right to designate a proportionate number of nominees in accordance with the formula set forth above.

     2. So long as this letter agreement is in effect, at each duly held annual or special meeting of shareholders of NetSpeak at which directors are to be elected, each of the undersigned NetSpeak shareholders (collectively, the "NetSpeak Shareholders" and individually, a "NetSpeak Shareholder") agrees to vote the shares of Outstanding Stock held by him in favor of those nominees to the Board designated by Motorola and Motorola agrees to vote in favor of those NetSpeak Shareholders nominated by the management of NetSpeak.
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     Notwithstanding any provision above to the contrary, obligations of this paragraph 2 shall terminate as to an individual NetSpeak Shareholder on the death or disability of the individual NetSpeak Shareholder and with respect to all of the undersigned NetSpeak Shareholders, at such time as Motorola beneficially owns less than 7% of the Outstanding Stock. The provisions of this paragraph 2 shall also terminate if the Transaction is not consummated.

     3. For a period of three years from the Closing, each of the NetSpeak Shareholders agrees to retain no less than 30% (as such amount may be decreased pursuant to the following paragraph) of his beneficial ownership of Outstanding Stock, as measured as of the date of this letter agreement (the "Lock-Up"). For purposes of this paragraph, "beneficial ownership" is defined to include all unexpired options whether or not vested. The Lock-Up contemplated hereby shall not include transfers to family members, family partnerships and trusts for the benefit of family members, or for estate planning purposes ("Permitted Transfers"); provided, however, that prior to any such Permitted Transfer, the transferee shall have executed a lock-up agreement substantially similar to the terms of this paragraph 3.

     Notwithstanding any provision herein to the contrary, obligations of this paragraph 3 shall terminate as to an individual NetSpeak Shareholder upon the NetSpeak Shareholder ceasing to be an employee of NetSpeak or on the death or disability of the individual NetSpeak Shareholder. To the extent Motorola decreases its percentage of Outstanding Stock held, the Lock-Up percentages set forth above shall decrease proportionately. The provisions of this paragraph 3 shall also terminate if the Transaction is not consummated.

     4. This letter agreement may not be amended except by a prior written consent signed on behalf of all of the parties hereto.

     5. This letter agreement shall be governed by the laws of the State of Florida.

     6. This letter agreement may be signed in one or more counterparts, each of which shall be deemed to be an original but all which together shall be deemed to constitute a single instrument.

     7. Whenever possible, each provision or portion of any provision of this letter agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions or portion of any provision in such jurisdiction, and this letter agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     8. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be

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entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                                        Very truly yours,

                                        NETSPEAK SHAREHOLDERS

                                        /s/ Stephen R. Cohen
                                        --------------------------------
                                        STEPHEN R. COHEN

                                        /s/ Robert Kennedy
                                        --------------------------------
                                        ROBERT KENNEDY

                                        /s/ Shane Mattaway
                                        --------------------------------
                                        SHANE MATTAWAY

                                        /s/ Harvey Kaufman
                                        --------------------------------
                                        HARVEY KAUFMAN

                                        /s/ John W. Staten
                                        --------------------------------
                                        JOHN W. STATEN

                                        /s/ Steven F. Mills
                                        --------------------------------
                                        STEVEN F. MILLS


                                        NETSPEAK CORPORATION

                                        /s/ Stephen R. Cohen
                                        -------------------------
                                        By: Stephen R. Cohen, Chairman
Acknowledged and agreed to:

MOTOROLA, INC.

By:/s/ Stephen P. Earhart
   ---------------------------
Name: Stephen P. Earhart
     -------------------------
Title: Senior Vice President
      ------------------------


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